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                                                                  EXHIBIT 10.12

            FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT


     FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment"), dated as of _____________, 1997, between LA PETITE ACADEMY, INC., a Delaware corporation (the "Borrower"), LA PETITE HOLDINGS CORP., a Delaware corporation ("Holdings"), the financial institutions which are a party to the Credit Agreement referred to below, (the "Banks"), Bankers Trust Company, as Administrative Agent, and Mercantile Bank, as Co-Agent. All capitalized terms defined in the Credit Agreement referred to below shall have the same meanings when used herein unless otherwise defined herein.


                             W I T N E S S E T H :


     WHEREAS, Holdings, the Borrower, the Banks and the Agents are parties to the Amended and Restated Credit Agreement dated as of July 10, 1996 (collectively, the "Credit Agreement");

     WHEREAS, Holdings intends to merge with and into the Borrower, with the Borrower being the sole surviving entity (the "Merger"). The effective date of the Merger is referred to herein as the "Merger Date;"

     WHEREAS, pursuant to Section 8.02(ix) of the Credit Agreement, the Banks and the Administrative Agents must consent to the Merger;

     WHEREAS, Holdings, the Borrower, the Banks and the Agents wish to amend the Credit Agreement as herein provided;

     NOW, THEREFORE, the parties agree as follows:

     1.  Consent to Merger.

     The Banks and the Agents hereby consent to the Merger and the Conforming Amendments (as defined in Section 4 below), subject, however, to the terms and conditions of this Amendment and provided that the Borrower and Holdings consummate the Merger on or before June 15, 1997.

     2.  Waiver of Lien on the Borrower's Capital Stock.

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          The Banks and the Agents hereby waive their right, pursuant to Section
8.02(ix)(y) of the Credit Agreement, to require that all of the outstanding capital stock of the Borrower be pledged to secure the Obligations of the Borrower under the Credit Documents.

          3.  Representations, Warranties and Covenants.

          (a) Capitalization. The Borrower represents, warrants and covenants to the Banks that, effective as of the Merger Date, (i) the authorized capital stock of the Borrower shall consist of (x) 1,000 shares of common stock, $.01 par value per share, 100 of which shall be issued and outstanding and owned by Vestar LPA and (y) 2,000,000 shares of preferred stock, of which 800,000 shares shall be issued and outstanding, (ii) all such outstanding shares have been duly and validly issued, are fully paid and nonassessable and (iii) the Borrower will not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock.

          (b) No Default; Continuing Representations. Each of Holdings and the Borrower hereby represents and warrants that (i) immediately before and after giving effect to the Merger, no Default or Event of Default will occur or be continuing and (ii) each of the representations and warranties contained in the Credit Agreement are true and correct in all material respects both before and after giving effect to this Amendment.

          4.  Conforming Amendments.

          Effective as of the Merger Date, the Credit Agreement shall be amended as follows (collectively, the "Conforming Amendments"):

          (a) General References to Holdings. All references to Holdings in Sections 1, 5, 7, 8, 9, 10, and 12 of the Credit Agreement shall be deemed to refer instead to the Borrower.

          (b) Rights and Obligations. All rights, if any, and obligations of Holdings under the Credit Agreement shall be the rights and obligations of the Borrower.

          (c) Credit Party. The meaning of the term "Credit Party" as defined in Section 10.01 of the Credit Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

              "Credit Party" shall mean the Borrower and each other Subsidiary of the Borrower that is a party to any Credit Document.

          (d) Permitted Dividends. Section 8.03 of the Credit Agreement shall be deleted in its entirety and the following inserted in lieu thereof:


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                8.03  Dividends.  The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to any capital stock of the Borrower or any of its Subsidiaries except that

                (i) if no Default or Event of Default then exists or would result therefrom, the accretion to the liquidation value in lieu of cash Dividends on the Borrower's Preferred Stock in accordance with the Certificate of Designation shall be permitted;

                (ii) if no Default or Event of Default then exists or would result therefrom, cash Dividends may be paid in respect of the Borrower's Preferred Stock (to the extent such payment is made in accordance with the Certificate of Designation) and the Borrower's Common Stock and the purchase or redemption of the Borrower's Preferred Stock shall be permitted so long as

                      (x) at the time cash Dividends are paid pursuant to
                this Section 8.03(ii), and after giving effect thereto and to any repurchase of Senior Notes on such date pursuant to Section 8.12(c), the aggregate amount of all cash Dividends paid pursuant to this Section 8.03(ii) since the Closing Date (together with the aggregate amount expended to repurchase Senior Notes pursuant to Section 8.12(c) since the Closing
                Date) shall not exceed the Accumulated Excess Earnings as of the last day of the most recently ended fiscal quarter of the Borrower,

                      (y) at the time cash Dividends are paid pursuant to
                this Section 8.03(ii), and after giving effect thereto and to any other cash Dividends paid pursuant to this Section 8.03 and to any repurchase of Senior Notes pursuant to Section 8.12(c) on such date, the Borrower and its Subsidiaries shall have unrestricted cash and Cash Equivalents on hand in an aggregate amount of not less than the sum of (a) $5,000,000, plus (b) the aggregate principal balance of Revolving Loans then outstanding, and

                      (z) no event of default then exists or would result
                therefrom, and

                (iii) if no Default or Event of Default then exists or would result therefrom, cash Dividends may be paid in respect of the Borrower's Common Stock in the amounts and at the times necessary to permit the acquisition of the common stock of Vestar LPA from members of management of the


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          Borrower who have died or whose employment has terminated, provided that (x) the aggregate amount of all such Dividends paid after the Closing Date does not exceed an amount equal to $2,000,000 plus the net cash proceeds of common stock of Vestar LPA issued to management of the Borrower after the Closing Date which net cash proceeds are contributed by Vestar LPA as common equity capital to the Borrower,
          (y) no such payment made to any one Person shall exceed $1,000,000 and (z) in no event shall any such payment exceed the amount permitted under the Senior Note Indenture; and

                (iv) any Subsidiary of the Borrower may pay Dividends to the Borrower or any wholly-owned Subsidiary of the Borrower.

          (e) Permitted Debt. Section 8.05 of the Credit Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

                8.05 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

                (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

                (ii) Existing Indebtedness shall be permitted to the extent the same is listed on Schedule III of this Agreement, together with any renewals or refinancing thereof, so long as (x) the amount of refinancing Indebtedness incurred pursuant to this clause (ii) does not exceed the principal amount of the Indebtedness being refinanced at the time of such refinancing and (y) the terms of such refinancing Indebtedness incurred pursuant to this clause (ii) are no more restrictive in any material respect as applied to the Borrower or any of its Subsidiaries than the terms of the Indebtedness being refinanced;

                (iii) accrued expenses and current trade accounts payable incurred in the ordinary course;

                (iv) general unsecured Indebtedness of the Borrower in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding;

                (v) Indebtedness (including, without limitation, Capitalized Lease Obligations) subject to Liens permitted under Section 8.01(vii) not to exceed $500,000 at any one time outstanding;


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                (vi) Indebtedness of the Borrower or any of its Subsidiaries
           subject to Liens permitted under Section 8.01(viii) not to exceed 90% of the fair market value (as determined in good faith by the Board of Directors of the Borrower) of the Real Property at the time such Real Property is made subject to such Lien, provided that (except in the case of the Gramercy Financing, if entered into) the weighted average life to maturity of such Indebtedness shall not be less than five years at the time of the incurrence of such Indebtedness;

                (vii) Indebtedness under Interest Rate Protection Agreements, provided that after giving effect to such Interest Rate Protection Agreements at all times thereafter the effective interest cost to the Borrower in respect of at least 40% of the outstanding principal amount of the Senior Notes shall be the fixed rate set forth therein;

                (viii) Indebtedness of any wholly-owned Subsidiary of the Borrower to the Borrower or any other wholly-owned Subsidiary of the Borrower, to the extent permitted by Section 8.06(vi);

                (ix) Indebtedness of the Borrower under the Senior Notes in an aggregate principal amount not to exceed $85,000,000 (less any repayments of principal thereof); and

                (x) Indebtedness of the Borrower under the Convertible Subordinated Debentures in an aggregate principal amount not to exceed $2,200,000 (less any repayments of principal thereof after the Closing Date).

           (f) Permitted Investments. Sections 8.06(iv) and (vii) of the Credit Agreement shall be deleted in their entirety and shall be of no force or effect.

           (g) Transactions with Affiliates. Section 8.07 of the Credit Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

                8.07 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm's-length transaction with a Person other than an Affiliate, except that (i) Dividends may be paid to the extent provided in
           Section 8.03 and (ii) loans may be made and other transactions may be entered into to the extent permitted by Sections 8.05 and 8.06. Without limiting the foregoing, in no event shall any


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           management or similar fees be paid by the Borrower or any of its
           Subsidiaries to any Person, provided that management fees may be paid to Vestar and certain other shareholders of Vestar LPA, so long as the aggregate amount of such fees paid in any fiscal year shall not exceed $500,000.

           (h) Voluntary Payments and Modifications. Section 8.12 of the Credit Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

                 8.12 Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) The Borrower will not, or will not permit any of its Subsidiaries to,

                 (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any Senior Notes, Preferred Stock or Convertible Subordinated Debentures, provided that the Borrower may
           (x) repurchase Preferred Stock to the extent permitted by Section 8.03(ii), (y) repurchase Senior Notes to the extent permitted by
           Section 8.12(c), and (z) repurchase Convertible Subordinated Debentures to the extent permitted by Section 8.12(b),

                 (ii) amend or modify, or permit the amendment or modification of, any provision of the Senior Notes, the Convertible Subordinated Debentures or the Preferred Stock (including, without limitation, the Senior Note Indenture, the Certificate of Designation or the Convertible Subordinated Debenture Indenture), or

                 (iii) amend, modify or change its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or By-Laws, or any Shareholders' Agreement, in each case, if such amendment, modification or change would materially and adversely affect the interests of the Banks, or enter into any new agreement with respect to its capital stock.

           (b) Notwithstanding the foregoing, the Borrower may repurchase the Convertible Subordinated Debentures for cash, provided that (x) the purchase price therefor shall not exceed 75% of the face amount of the Convertible Subordinated Debentures being repurchased, and (y) no Default or Event of Default then exists or would result therefrom.


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            (c) Notwithstanding the foregoing, the Borrower may repurchase
            Senior Notes, provided that (x) at the time of such repurchase and after giving effect thereto and to any Dividends paid on such date pursuant to Section 8.03(ii), the aggregate amount expended to repurchase Senior Notes pursuant to this Section 8.12(c) since the Closing Date (together with the aggregate amount of cash Dividends paid pursuant to Section 8.03(ii) since the Closing Date) shall not exceed the Accumulated Excess Earnings as of the last day of the most recently ended fiscal quarter of the Borrower, (y) at the time of such repurchase, and after giving effect thereto and to any Dividends paid on such date pursuant to Section 8.03, the Borrower and its Subsidiaries shall have unrestricted cash and Cash Equivalents on hand in an aggregate amount of not less than the sum of (a) $5,000,000, plus (b) the aggregate principal balance of Revolving Loans then outstanding and (z) no Default or Event of Default then exists or would result therefrom.

            (i) Business Activities. Section 8.13 of the Credit Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

                 8.13 Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than the business in which the Borrower is engaged on the Effective Date and any other reasonably related businesses.

            (j) Intercompany Notes and Tax Sharing Agreement. Section 8.14 of the Credit Agreement shall be deleted in its entirety and shall be of no force or effect.

            (k) Tax Sharing Agreement, Default. Section 9.08 of the Credit Agreement shall be deleted in its entirety and shall be of no force or effect.

            5.  Effective Date.

            This Amendment shall not become effective (the "Amendment Effective Date") until the date on which the Borrower, Holdings, the Agents and the Required Banks shall have executed a counterpart hereof and shall have delivered (including by way of telecopier) the same to the Administrative Agent.

            6.  Governing Law.

            THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.


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     7.  Miscellaneous.

     The amendments set forth herein are limited precisely as written and shall not be deemed to be an amendment, consent, waiver or modification of any other term or condition of the Credit Agreement or any of the instruments or agreements referred to therein, or prejudice any right or rights which the Agents or the Banks may now have or may have in the future under or in connection with the Credit Agreement or any of the instruments or agreements referred to therein. Except as expressly modified hereby, the terms and provisions of the Credit Agreement shall continue in full force and effect. Whenever the Credit Agreement is referred to in the Credit Agreement or any of the instruments, agreements, or other documents or papers executed and delivered in connection therewith, such reference shall be deemed to mean the Credit Agreement as modified hereby.

     8.  Duplicate Originals.

     This Amendment may be executed in two or more counterparts which shall be deemed an original but all of which together shall constitute one and the same instrument.

             [The remainder of this page intentionally omitted.]











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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

                                        LA PETITE ACADEMY, INC.



                                        By:__________________________
                                               Phillip M. Kane
                                               Chief Financial Officer

                                        LA PETITE HOLDINGS CORP.



                                        By:__________________________
                                               Phillip M. Kane
                                               Chief Financial Officer



                                        BANKERS TRUST COMPANY,
                                        Individually and as Administrative Agent



                                         By:____________________________
                                         Name: Patricia Hogan
                                         Title: Vice President

                                         MERCANTILE BANK,
                                         Individually and as Co-Agent

                                         By:____________________________
                                         Name: Roger Lumley
                                         Title: Senior Vice President

                                         NORWEST BANK IOWA, N.A.


                                         By:____________________________
                                         Name: John D. Landry
                                         Title: Asst. Vice President



                       First Amendment--Signature Page